                                                                    Exhibit 99.2


GREATER BAY BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
                                                                                               March 31,
                                                                                                 1999*             December 31,
(Dollars in thousands)                                                                        (unaudited)              1998*
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                           $   79,244             $   69,583
Federal funds sold                                                                                   106,400                 62,800
Other short term securities                                                                           67,209                 77,576
                                                                                        -------------------------------------------
       Cash and cash equivalents                                                                     252,853                209,959
Investment securities:
    Available for sale, at fair value                                                                264,640                257,258
    Held to maturity, at amortized cost (fair value $97,122 and $94,890 at
      March 31, 1999 and December 31, 1998, respectively)                                             97,502                 94,209
    Other securities                                                                                   6,091                  6,044
                                                                                        -------------------------------------------
       Investment securities                                                                         368,233                357,511
Loans:
    Commercial                                                                                       594,546                483,668
    Real estate construction and land                                                                219,993                215,274
    Real estate term                                                                                 352,820                332,478
    Consumer and other                                                                                96,469                 88,458
    Deferred loan fees and discounts                                                                  (4,903)                (3,896)
                                                                                        -------------------------------------------
    Total loans, net of deferred fees                                                              1,258,925              1,115,982
       Allowance for loan losses                                                                     (24,046)               (23,379)
                                                                                        -------------------------------------------
    Total loans, net                                                                               1,234,879              1,092,603
Property, premises and equipment                                                                      12,994                 11,380
Interest receivable and other assets                                                                  69,493                 66,736
                                                                                        -------------------------------------------
                Total assets                                                                      $1,938,452             $1,738,189
                                                                                        ===========================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Demand, noninterest-bearing                                                                   $  316,054             $  302,006
    MMDA, NOW and savings                                                                            996,855                922,581
    Time certificates, $100,000 and over                                                             298,959                190,312
    Other time certificates                                                                           63,976                 64,048
                                                                                        -------------------------------------------
    Total deposits                                                                                 1,675,844              1,478,947
Other borrowings                                                                                      72,635                 75,085
Subordinated debt                                                                                          -                  3,000
Company obligated mandatorily redeemable cumulative trust preferred
  securities of subsidiary trust holding solely junior subordinated debentures                        50,000                 50,000
Other liabilities                                                                                     26,735                 24,116
                                                                                        -------------------------------------------
              Total liabilities                                                                    1,825,214              1,631,148
                                                                                        -------------------------------------------
Commitments and contingencies

SHAREHOLDERS' EQUITY
Preferred stock, no par value: 4,000,000 shares authorized;
   none issued                                                                                             -                      -
Common stock, no par value: 24,000,000 shares authorized;
  11,135,924 and 11,004,529 shares issued and outstanding as of
   March 31, 1999 and December 31, 1998, respectively                                                 63,392                 62,179
Accumulated other comprehensive income (loss)                                                            388                    (98)

Retained earnings                                                                                     49,458                 44,960
                                                                                        -------------------------------------------
              Total shareholders' equity                                                             113,238                107,041
                                                                                        -------------------------------------------
                Total liabilities and shareholders' equity                                        $1,938,452             $1,738,189
                                                                                        ===========================================

* Restated on an historical basis to reflect the merger with Bay Area Bancshares
  ("BA Bancshares") on a pooling of interests basis.
See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                             Three Months Ended March 31,
                                                                                ---------------------------------------------------
(Dollars in thousands, except per share amounts) (unaudited)                              1999*                         1998*
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest on loans                                                                              $27,476                      $21,644
Interest on investment securities:
  Taxable                                                                                        4,597                        3,584
  Tax - exempt                                                                                     746                          328
                                                                                ---------------------------------------------------
      Total interest on investment securities                                                    5,343                        3,912
Other interest income                                                                            1,642                        2,619
                                                                                ---------------------------------------------------
      Total interest income                                                                     34,461                       28,175
                                                                                ---------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                            11,796                        9,556
Interest on long term borrowings                                                                 2,019                          890
Interest on other borrowings                                                                       106                          809
                                                                                ---------------------------------------------------
      Total interest expense                                                                    13,921                       11,255
                                                                                ---------------------------------------------------
          Net interest income                                                                   20,540                       16,920
Provision for loan losses                                                                          921                        1,036
                                                                                ---------------------------------------------------
          Net interest income after provision for loan losses                                   19,619                       15,884
                                                                                ---------------------------------------------------

OTHER INCOME
Trust fees                                                                                         721                          550
ATM network revenue                                                                                527                          451
Service charges and other fees                                                                     419                          480
Gain on sale of SBA loans                                                                          284                          244
Gain on sale of investments, net                                                                     -                            8
Other income (loss)                                                                                602                         (109)
                                                                                ---------------------------------------------------
      Total, recurring                                                                           2,553                        1,624
Warrant income                                                                                       4                          497
                                                                                ---------------------------------------------------
      Total other income                                                                         2,557                        2,121
                                                                                ---------------------------------------------------
OPERATING EXPENSES
Compensation and benefits                                                                        7,169                        6,098
Occupancy and equipment                                                                          2,355                        1,638
Telephone, postage and supplies                                                                    593                          497
Legal and other professional fees                                                                  575                          541
Marketing and promotion                                                                            407                          165
Client services                                                                                    261                          157
FDIC insurance and regulatory assessments                                                          100                           97
Insurance                                                                                           57                           79
Other real estate owned                                                                             21                           23
Contribution to the GBB Foundation                                                                   -                          701
Other                                                                                            1,153                        1,329
                                                                                ---------------------------------------------------
      Total operating expenses                                                                  12,691                       11,325
                                                                                ---------------------------------------------------
          Income before provision for income taxes and extraordinary items                       9,485                        6,680
Provision for income taxes                                                                       3,695                        2,226
                                                                                ---------------------------------------------------
          Net income before extraordinary items                                                  5,790                        4,454
Extraordinary items                                                                                (88)                           -
                                                                                ---------------------------------------------------
          Net income                                                                           $ 5,702                      $ 4,454
                                                                                ===================================================
Net income per share - basic**                                                                   $0.53                        $0.43
                                                                                ===================================================
Net income per share - diluted**                                                                 $0.50                        $0.40
                                                                                ===================================================

* Restated on an historical basis to reflect the merger with Pacifi c Rim Bancorporation ("PRB"), Pacific Business Funding Corporation and Bay Area Bancshares ("BA Bancshares") on a pooling of interests basis.
** Restated to reflect 2-for-1 stock split declared for shareholders of record as of April 30, 1998.
See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                       Three Months Ended March 31,
                                                                              -------------------------------------------------
(Dollars in thousands) (unaudited)                                                      1999*                        1998*
-------------------------------------------------------------------------------------------------------------------------------

Net income                                                                                     $5,702                    $4,454
                                                                              -------------------------------------------------

Other comprehensive income:

      Unrealized gains on securities:
             Unrealized holding gains arising during period
                (net of taxes of $(276) and $79 for the three
                months ended March 31, 1999 and 1998, respectively)                              (395)                      113

             Less: reclassification adjustment for gains included in
                  net income (net of taxes of $0 and $3 for the
                  three months ended March 31, 1999 and 1998, respectively)                         -                         5
                                                                              -------------------------------------------------
      Net change                                                                                 (395)                      108

      Cash flow hedge:
             Net derivative gains arising during period (net of taxes of
                  $586 for the three months ended March 31, 1999)                                 838                         -
             Less: reclassification adjustment for swap settlements
                  included in net income (net of taxes of $(30) for the three
                  months ended March 31, 1999 and 1998)                                           (43)                        -
                                                                              -------------------------------------------------
      Net change                                                                                  881                         -
                                                                              -------------------------------------------------
            Other comprehensive income                                                            486                       108
                                                                              -------------------------------------------------
                 Comprehensive income                                                          $6,188                    $4,562
                                                                              =================================================

* Restated on an historical basis to reflect the merger with Pacific Rim Bancorporation ("PRB"), Pacific Business Funding Corporation and Bay Area Bancshares ("BA Bancshares") on a pooling of interests basis.
See notes to consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                Three Months Ended March 31,
                                                                     -------------------------------------------------
(Dollars in thousands) (unaudited)                                            1999*                        1998*
----------------------------------------------------------------------------------------------------------------------
Cash flows - operating activities
Net income                                                                       $   5,702                    $  4,454
Reconcilement of net income to net cash from operations:
    Provision for loan losses                                                          921                       1,036
    Depreciation and amortization                                                    1,131                         760
    Deferred income taxes                                                             (251)                        (17)
    (Gain) loss on sale of investments, net                                              -                          44
    Changes in:
        Accrued interest receivable and other assets                                (1,255)                     (2,201)
        Accrued interest payable and other liabilities                               4,119                      12,333
        Deferred loan fees and discounts, net                                          893                         200
                                                                     ---------------------        --------------------
Operating cash flows, net                                                           11,260                      16,609
                                                                     ---------------------        --------------------

Cash flows - investing activities
Maturities and partial paydowns on of investment securities:
    Held to maturity                                                                 4,094                       7,223
    Available for sale                                                              16,487                      25,145
Purchase of investment securities:
    Held to maturity                                                                (7,315)                       (440)
    Available for sale                                                             (43,600)                    (59,381)
    Other securities                                                                   (47)                        (44)
Proceeds from sale of available for sale securities                                 18,595                       2,308
Loans, net                                                                        (144,088)                    (35,584)
Proceeds from sale of other real estate owned                                          345                           -
Purchase of property, premises and equipment                                        (2,356)                       (676)
Purchase of insurance policies                                                      (1,935)                    (18,122)
                                                                     ---------------------        --------------------
Investing cash flows, net                                                         (159,820)                    (79,571)
                                                                     ---------------------        --------------------

Cash flows - financing activities
Net change in deposits                                                             196,897                      40,038
Net change in other borrowings - short term                                         (2,451)                     (7,213)
Proceeds from other borrowings - long term                                               -                      60,000
Principal repayment - long term borrowings                                          (3,000)                          -
Proceeds from sale of common stock                                                   1,294                         718
Cash dividends                                                                      (1,286)                     (1,125)
                                                                     ---------------------        --------------------
Financing cash flows, net                                                          191,454                      92,418
                                                                     ---------------------        --------------------

Net change in cash and cash equivalents                                             42,894                      29,456
Cash and cash equivalents at beginning of period                                   209,959                     250,680
                                                                     ---------------------        --------------------
Cash and cash equivalents at end of period                                       $ 252,853                    $280,136
                                                                     =====================        ====================

Cash flows - supplemental disclosures
Cash paid during the period for:
    Interest                                                                     $  13,388                    $ 10,274
    Income taxes                                                                 $     400                    $  1,830
Non-cash transactions:
    Additions to other real estate owned                                         $       -                    $    105


* Restated on an historical basis to reflect the merger with Pacific Rim Bancorporation ("PRB"), Pacific Business Funding Corporation and Bay Area Bancshares ("BA Bancshares") on a pooling of interests basis.
See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of March 31, 1999 and 1998 and for the Three months ended March 31, 1999 and 1998


NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The results of operations for the quarter ended March 31, 1999 are not necessarily indicative of the results expected for any subsequent quarter or for the entire year ended December 31, 1999. The financial statements should be read in conjunction with the consolidated financial statements, and the notes thereto, included in the Annual Report on Form 10-K for the year-end December 31, 1998.

Consolidation and Basis of Presentation

     The supplemental consolidated financial statements include the accounts of Greater Bay Bancorp ("Greater Bay" on a parent-only basis, and the "Company" on a consolidated basis) and its wholly owned subsidiaries, Mid-Peninsula Bank ("MPB"), Cupertino National Bank ("CNB"), Peninsula Bank of Commerce ("PBC"), Golden Gate Bank ("Golden Gate"), Bay Area Bank ("BAB"), GBB Capital I and GBB Capital II and its operating divisions Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Banking Office, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and the prevailing practices within the banking industry.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. The changes to the balances of accumulated other comprehensive income are as follows:


                                                                                           Accumulated
                                               Unrealized Gains          Cash Flow      Other Comprehensive
(Dollars in thousands)                          on Securities             Hedges           Income (Loss)
---------------------------------------------------------------------------------------------------------
Balance - as of December 31, 1998                    $ 579                $(677)                $(98)
Current period change                                 (395)                 881                  486
                                        -----------------------------------------------------------------

Balance - as of March 31, 1999                       $ 184                $ 204                 $ 388
                                        =================================================================

As of March 31, 1999 and 1998 and for the Three months ended March 31, 1999 and 1998

Per Share Data

     Net income per share is stated in accordance with SFAS No. 128 "Earnings per Share". Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing net income by the weighted average number of common shares plus common equivalent shares outstanding including dilutive stock options. All years presented include the effect of the 2-for-1 stock split effective as of April 30, 1998.

     The following table provides a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the three months ended March 31, 1999 and 1998.


                              For the three months ended March 31, 1999      For the three months ended March 31, 1998
                           -----------------------------------------------  --------------------------------------------
(Dollars in
thousands,                                           Average                                  Average
except per                         Income            Shares      Per Share      Income         Shares       Per Share
share amounts)                  (Numerator)      (Denominator)    Amount     (Numerator)    (Denominator)    Amount
--------------------------------------------------------------------------  --------------------------------------------
Net income                      $     5,702                                  $     4,454

Basic net
 income per
 share:
   Income available
     to
    common shareholders               5,702       11,087,000      $   0.53         4,454       10,717,000      $   0.43

Effect of dilutive
 securities:
   Stock options                       --            631,000       --               --            938,000       --
                                ----------------------------------------------------------------------------------------

Diluted net income per
 share:
   Income available
    to common shareholders
    and assumed
    conversions                 $     5,702       11,718,000      $   0.50   $     4,454       11,655,000      $   0.40
                                =========================================================================================


     There were options to purchase 475,125 shares that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the three months ended March 31, 1999. There were no options that were considered anti-dilutive during the three months ended March 31, 1998.

     Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 1998 mergers with PRB, PBFC and BA Bancshares at a total of 950,748, 298,000 and 1,399,321 shares, respectively.

Segment Information

     In 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

As of March 31, 1999 and 1998 and for the Three months ended March 31, 1999 and 1998

NOTE 2-MERGERS

     On January 26, 1999 Greater Bay and Bay Area Bancshares ("BA Bancshares"), the holding company of BAB, signed a definitive agreement for a merger between the two companies. The terms of the agreement provide for BA Bancshares shareholders to receive approximately 1,399,000 shares of Greater Bay stock subject to certain adjustments, in a tax-free exchange to be accounted for as a pooling-of-interest. Following the transaction, the shareholders of BA Bancshares will own approximately 12.7% of the combined company. The transaction was completed in May 1999. BAB's office is located in Redwood City, California.

     In all mergers, certain reclassifications were made to conform to the Company's financial presentation. The results of operations previously reported by the separate enterprises for the periods before the merger was consummated and that are included in the current combined amounts presented in the accompanying consolidated financial statements are summarized below.

     The following table sets forth the composition of the operations of the Company and BA Bancshares for the period indicated.

                                               As of
(Dollars in thousands)                    March 31, 1999
----------------------------------------------------------
Net interest income:
   Greater Bay Bancorp                             $18,360
   Bay Area Bancshares                               2,180
                                        ------------------
     Combined                                      $20,540
                                        ==================

Provision for loan losses:
   Greater Bay Bancorp                             $   861
   Bay Area Bancshares                                  60
                                        ------------------
     Combined                                      $   921
                                        ==================

Net income:
   Greater Bay Bancorp                             $ 5,058
   Bay Area Bancshares                                 644
                                        ------------------
     Combined                                      $ 5,702
                                        ==================


     There were no significant transactions between the Company and BA Bancshares prior to the merger. All intercompany transactions have been eliminated.

As of March 31, 1999 and 1998 and for the Three months ended March 31, 1999 and 1998

NOTE 3--BORROWINGS

     Other borrowings are detailed as follows:


                                                        March 31,            December 31,
(Dollars in thousands)                                     1999                  1998
----------------------------------------------------------------------------------------------
Other borrowings:
   Short term borrowings:
      Short term notes payable                                 $   135                 $   135
      FHLB advances                                                500                     500
                                                  --------------------------------------------
            Total short term borrowings                            635                     635
                                                  --------------------------------------------
   Long term borrowings:
      Securities sold under agreements
         to repurchase                                          50,000                  50,000
      FHLB advances                                             22,000                  22,000
      Promissory notes                                               -                   2,450
                                                  --------------------------------------------
            Total other long term borrowings                    72,000                  74,450
                                                  --------------------------------------------
Total other borrowings                                         $72,635                 $75,085
                                                  ============================================

Subordinated notes, due September 15, 2005                     $     -                 $ 3,000
                                                  --------------------------------------------
Total subordinated debt                                        $     -                 $ 3,000
                                                  ============================================

     During the three months ended March 31, 1998, the average balance of securities sold under short term agreements to repurchase was $23.3 million and the average interest rate during that period was 5.65%. No such borrowings were outstanding during the three months ended March 31, 1999. Securities sold under short term agreements to repurchase generally mature within 90 days of dates of purchase.

     During the three months ended March 31, 1998, the average balance of federal funds purchased was $547,000 and the average interest rate during that period was 5.25%. There were no such balances outstanding during the three months ended March 31, 1999.

     The short term FHLB advances have an average interest rate of 6.04%. The advances are collateralized by securities pledged to the FHLB.

     The Company has sold securities under long term agreements to repurchase which mature in the year 2003 and have an average interest rate of 5.21%. The counterparties to these agreements have put options which give them the right to demand early repayment. As of December 31, 1998, $40.0 million of these borrowings are subject to early repayment beginning in 1999 and $10.0 million are subject to early repayment beginning in 2000.

     The long term FHLB advances will mature in the year 2003 and have an average interest rate of 5.17%. The advances are collateralized by loans and securities pledged to the FHLB. Under the terms of the advances, the FHLB has a put option on $20.0 million of the advances which gives it the right to demand early repayment beginning in 1999.

As of March 31, 1999 and 1998 and for the Three months ended March 31, 1999 and 1998

     The promissory notes, which bear an interest rate of 13.76% and will mature April 15, 2000, were offered to PBFC's officers along with other accredited investors within the definition of Rule 501 under the Securities Act of 1933, as amended. These notes were redeemed by the Company in January 1999.

     On March 15, 1999 the Company redeemed the $3.0 million in subordinated debt issued in 1995. The Company paid a premium of $150,000 ($88,000 net of tax) on the payoff of the debt. The premium was recorded, net of taxes, as an extraordinary item in March 1999.

NOTE 4--ACTIVIY OF BUSINESS SEGMENTS

     In 1998 the Company adopted SFAS No. 131. The prior year's segment information has been restated to present the Company's two reportable segments, community banking and trust operations.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes intersegment revenue, as well as charges allocating all corporate-headquarters costs to each of its operating segments. The Company evaluates the performances of its segments and allocates resources to them based on net interest income, other income, net income before income taxes, total assets and deposits.

     The Company is organized primarily along community banking and trust divisions. Eleven of the divisions have been aggregated into the "community banking" segment. Community banking provides a range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professional and other individuals. The trust division has been shown as the "trust operations" segment. The Company's business is conducted principally in the U.S.; foreign operations are not material.

     The following table shows each segment's key operating results and financial position for the three month ended March 31, 1999 and 1998:

                                                    Three Months Ended          Three Months Ended
                                                      March 31, 1999              March 31, 1998
                                            -------------------------------------------------------------
                                               Community          Trust         Community       Trust
(Dollars in thousands)                          Banking         Operations       Banking      Operations
---------------------------------------------------------------------------------------------------------
Net interest income (1)                       $   21,352      $       57      $   17,268      $      177
Other income                                       1,754             725           1,555             562
Operating expenses, excluding merger and
   other related nonrecurring costs               12,416             719          11,119             558
Net income before income taxes (1)                 9,768              64           6,668             181

Total assets                                   1,916,627            --         1,466,265            --
Deposits                                       1,630,367          45,477       1,187,588          55,298
Assets under management                             --           630,840            --           578,290

(1) Includes intercompany earnings allocation charge which is eliminated in consolidation.


     A reconciliation of total segment net interest income and other income combined, net income before income taxes, and total assets to the consolidated numbers in each of these categories for the three months ended March 31, 1998 and 1997 is presented below.

As of March 31, 1999 and 1998 and for the Three months ended March 31, 1999 and 1998

                                                                   Three Months Ended                Three Months Ended
                                                                      March 31, 1999                   March 31, 1998
                                                                ------------------------          ------------------------
Net interest income and other income
   Total segment net interest income and other income                         $   23,888                        $   19,562
   Parent company net interest income and other income                              (791)                             (521)
                                                                ------------------------          ------------------------
      Consolidated net interest income and other income                           23,097                            19,041
                                                                ========================          ========================
Net income before taxes
   Total segment net income before taxes                                           9,832                             6,849
   Parent company net income before taxes                                           (347)                             (169)
                                                                ------------------------          ------------------------
      Consolidated net income before taxes                                         9,485                             6,680
                                                                ========================          ========================
Total assets
   Total segment assets                                                        1,916,627                         1,466,265
   Parent company assets                                                          21,825                            10,784
                                                                ------------------------          ------------------------
      Consolidated total assets                                               $1,938,452                        $1,477,049
                                                                ========================          ========================

NOTE 5--CASH DIVIDEND

     The Company declared a cash dividend of $0.12 cents per share payable on April 15, 1999 to shareholders of record as of March 31, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Greater Bay Bancorp ("Greater Bay", on a parent-only basis, and the "Company", on a consolidated basis) was formed as the result of the merger in November 1996 between Cupertino National Bancorp, the former holding company for Cupertino National Bank ("CNB"), and Mid-Peninsula Bancorp, the former holding
company for Mid-Peninsula Bank ("MPB").   In December 1997 the Company completed
a merger with Peninsula Bank of Commerce ("PBC"), whereby PBC became the third wholly owned banking subsidiary of Greater Bay. In May 1998, the Company completed a merger with Pacific Rim Bancorporation ("PRB"), the holding company for Golden Gate Bank ("Golden Gate"), whereby Golden Gate became the fourth wholly owned banking subsidiary of Greater Bay. In August 1998, the Company completed a merger with Pacific Business Funding Corporation ("PBFC"), which now operates as an operating division of CNB and conducts business under the name Pacific Business Funding. In May 1999, the Company completed a merger with Bay Area Bancshares ("BA Bancshares"), the holding company of Bay Area Bank ("BAB"), whereby BAB became the fifth wholly owned banking subsidiary of Greater Bay.
All mergers were accounted for as a pooling of interests. All of the financial information for the Company for the periods prior to the mergers has been restated to reflect the pooling of interests, as if they occurred at the beginning of the earliest reporting period presented. CNB, MPB, PBC, Golden Gate and BAB are referred to collectively herein as the "Banks." The financial information includes the results of the Company's operating divisions, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Banking Office, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group.

     The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the information under "Selected Financial Information" and the Company's consolidated financial data included elsewhere in this document. Certain statements under this caption constitute "forward- looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuation in interest rates, credit quality and government regulation.


RESULTS OF OPERATIONS

     The Company reported net income of $5.7 million for the first quarter of 1999, a 28.0% increase over the first quarter of 1998 net income of $4.5 million. Basic net income per share was $0.53 for the first quarter of 1999, as compared to $0.43 for the first quarter of 1998. Diluted net income per share was $0.50 and $0.40 for the first quarter of 1999 and 1998, respectively. The return on average assets and return on average shareholders' equity were 1.27% and 20.92% for the first quarter of 1999, compared with 1.32% and 20.11% for the first quarter in 1998, respectively.

     The Company's operating results included extraordinary items of $150,000 ($88,000 net of tax) for the first quarter of 1999 related to the early retirement of $3.0 million of subordinated debt of the Company. The following table summarizes net income, net income per share and key financial ratios before and after extraordinary items for the three months ended March 31, 1999:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


                                                              Before                 After
                                                          extraordinary          extraordinary
(Dollars in thousands, except per share amounts)              items                  items
                                                        -----------------      -----------------
Net income                                                    $   5,790                  5,702
Net income per share:
   Basic                                                      $    0.54              $    0.53
   Diluted                                                    $    0.51              $    0.50
Return on average assets                                           1.29%                  1.27%
Return on average shareholders' equity                            21.25%                 20.92%


     The increase in first quarter 1999 net income as compared to the same period in 1998 was principally the result of significant growth in loans and deposits. This growth, partially offset by a decline in interest rate spreads, resulted in a $3.6 million increase in net interest income. Operating expenses increased by $2.1 million, excluding the contribution to the Greater Bay Bancorp Foundation (the "Foundation") discussed below. Operating expense increases reflect additional efforts required to service and support the Company's growth.

     Net income for the three months ended March 31, 1999 and 1998 included $4,000 and $497,000, respectively, in warrant income resulting from the warrants received from clients of the Banks. During 1998, the Company donated appreciated warrants to the Foundation. The contribution of the warrants triggered recognition of warrant income of $497,000, net of related employee incentives, and a donation expense of $701,000. The Company recognized a tax benefit of $288,000 from these transactions. The 1999 increase in other income relates to a 1998 write-down on equity securities in accordance with APB 18 of $484,000. This increase was partially offset by a decrease in warrant income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


Net Interest Income

     Net interest income increased 21.4% to $20.5 million for the first quarter of 1999 from $16.9 million for the first quarter of 1998. This increase was primarily due to the $402.0 million, or 31.5%, increase in average interest-earning assets which was partially offset by a 41 basis point decrease in the Company's net yield on interest earning assets.

     The following table presents, for the quarters indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances.


                                                               Three Months Ended                    Three Months Ended
                                                                 March 31, 1999                       December 31, 1998
                                                           --------------------------            ----------------------------
                                                                                  Average                                Average
                                                        Average                    Yield/       Average                   Yield/
(Dollars in thousands)                                  Balance      Interest      Rate        Balance       Interest      Rate
-------------------------------------------------------------------------------------------  -------------------------------------
INTEREST-EARNING ASSETS:
 Federal funds sold                                    $   66,932     $   783      4.74%       $   86,667     $ 1,110      5.08%
 Other short term investments                              68,743         859      5.07%           86,477       1,313      6.02%
 Investment securities:
   Taxable                                                291,269       4,597      6.40%          350,300       5,071      5.74%
   Tax-exempt (1)                                          62,720         746      4.82%           58,985         716      4.82%
 Loans (2), (3)                                         1,187,214      27,476      9.39%        1,009,858      24,942      9.80%
                                                      ------------  -----------               ------------  -----------
      Total interest-earning assets                     1,676,878      34,461      8.33%        1,592,286      33,152      8.26%
 Noninterest-earning assets                               142,000                                 138,789
                                                      ------------  -----------               ------------  -----------
      Total assets                                     $1,818,878      34,461                  $1,731,075      33,152
                                                      ============  -----------               ============  -----------
INTEREST-BEARING LIABILITIES:
 Deposits:
   MMDA, NOW and savings                               $  931,181       7,782      3.39%       $  907,239       7,681      3.36%
   Time deposits, over $100,000                           276,887       3,228      4.73%          211,481       2,668      5.01%
   Other time deposits                                     63,735         786      5.00%           62,783         772      4.88%
                                                      ------------  -----------               ------------  -----------
      Total interest-bearing deposits                   1,271,803      11,796      3.76%        1,181,503      11,121      3.73%
 Other borrowings                                          73,496       1,054      5.82%           84,697       1,268      5.94%
 Subordinated debt                                          2,443          71     11.79%            3,000          86     11.37%
 Trust Preferred Securities                                50,000       1,000      8.11%           50,000       1,000      7.93%
                                                      ------------  -----------               ------------  -----------
      Total interest-bearing liabilities                1,397,742      13,921      4.04%        1,319,199      13,475      4.05%
 Noninterest bearing deposits                             285,766                                 286,271
 Other noninterest-bearing liabilities                     24,857                                  20,895
 Shareholders' equity                                     110,513                                 104,710
                                                      ------------  -----------               ------------  -----------
      Total shareholders' equity and liabilities       $1,818,878      13,921                  $1,731,075      13,475
                                                      ============  -----------               ============  -----------

 Net interest income                                                  $20,540                                 $19,677
                                                                    ===========                             ===========
 Interest rate spread                                                              4.29%                                   4.21%
 Contribution of interest free funds                                               0.67%                                   0.70%
 Net yield on interest-earning assets (4)                                          4.96%                                   4.91%


                                                               Three Months Ended
                                                                 March 31, 1998
                                                           --------------------------
                                                                                  Average
                                                         Average                   Yield/
(Dollars in thousands)                                   Balance     Interest       Rate
--------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Federal funds sold                                    $   87,394     $ 1,161       5.39%
 Other short term investments                             102,475       1,765       6.99%
 Investment securities:
   Taxable                                                219,490       3,584       6.62%
   Tax-exempt (1)                                          26,223         328       5.07%
 Loans (2), (3)                                           839,310      21,337      10.31%
                                                      ------------  -----------
      Total interest-earning assets                     1,274,892      28,175       8.96%
 Noninterest-earning assets                                            88,950
                                                      ------------  -----------
      Total assets                                     $1,363,842      28,175
                                                      ============  -----------
INTEREST-BEARING LIABILITIES:
 Deposits:
   MMDA, NOW and savings                               $  721,142     $ 6,565       3.69%
   Time deposits, over $100,000                           192,366       2,486       5.24%
   Other time deposits                                     57,264         747       5.29%
                                                      ------------  -----------
      Total interest-bearing deposits                     970,772       9,798       4.09%
 Other borrowings                                          57,004         883       6.28%
 Subordinated debt                                          3,000          86      11.63%
 Trust Preferred Securities                                20,000         488       9.90%
                                                      ------------  -----------
      Total interest-bearing liabilities                1,050,776      11,255       4.34%
 Noninterest bearing deposits                             206,558
 Other noninterest-bearing liabilities                     16,685
 Shareholders' equity                                      89,823
                                                      ------------  -----------
      Total shareholders' equity and liabilities       $1,363,842      11,255
                                                      ============  -----------

 Net interest income                                                  $16,920
                                                                    ===========
 Interest rate spread                                                               4.62%
 Contribution of interest free funds                                                0.76%
 Net yield on interest-earning assets (4)                                           5.38%


(1) The tax equivalent yields earned on the tax exempt securities are 6.97%, 6.97% and 7.34% for the quarters ended March 31, 1999, December 31, 1998 and March 31, 1998, respectively, using the federal statuary rate of 34%.
(2) Nonaccrual loans are excluded in the average balance.
(3) Interest income includes loan fees of $1,004,000, $998,000 and $960,000 for the quarters ended March 31, 1999, December 31, 1998 and March 31, 1998, respectively.
(4) Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rate earned or paid on interest-earning assets and interest-bearing liabilities. The volume of interest-earning asset dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table below sets forth, for the quarters indicated, a summary of the changes in average asset and liability balances (volume) and changes in average interest rates (rate).


                                                             Three Months Ended March 31, 1999   Three Months Ended March 31, 1999
                                                              Compared with December 31, 1998      Compared with   March 31, 1998
                                                                  favorable / (unfavorable)           favorable / (unfavorable)
(Dollars in thousands)(1)                                      Volume       Rate        Net         Volume     Rate        Net
----------------------------------------------------------------------------------------------   ---------------------------------
INTEREST EARNED ON INTEREST-EARNING ASSETS
 Federal funds sold                                            $ (253)    $   (74)    $ (327)      $  (250)   $  (128)   $  (378)
 Other short term investments                                    (256)       (198)      (454)         (494)      (412)      (906)
 Investment securities:
    Taxable                                                      (966)        492       (474)        1,139       (126)     1,013
    Tax-exempt                                                     30           0         30           435        (17)       418
 Loans                                                          3,721      (1,187)     2,534         8,228     (2,089)     6,139
                                                             ---------------------------------   ---------------------------------
       Total interest income                                    2,275        (966)     1,309         9,057     (2,771)     6,286
                                                             ---------------------------------   ---------------------------------

INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
 Deposits:
    MMDA, NOW and savings                                         (76)        (25)      (101)       (1,799)       582     (1,217)
    Time deposits over $100,000                                  (723)        163       (560)       (1,009)       267       (742)
    Other time deposits                                            (5)         (9)       (14)          (82)        43        (39)
                                                             ---------------------------------   ---------------------------------
       Total interest-bearing deposits                           (805)        130       (675)       (2,890)       892     (1,998)
 Other borrowings                                                 185          29        214          (242)        71       (171)
 Subordinated debt                                                 18          (3)        15            16         (1)        15
 TPS                                                               (0)          0          -          (616)       104       (512)
                                                             ---------------------------------   ---------------------------------
       Total interest expense                                    (603)        157       (446)       (3,732)     1,066     (2,666)
                                                             ---------------------------------   ---------------------------------
          Net increase (decrease) in net interest income       $1,673     $  (810)    $  863       $ 5,325    $(1,705)   $ 3,620
                                                             =================================   =================================

(1) Changes in interest income and expense which are not attributable specifically to either volume or rate, are allocated proportionately between both variances. Nonaccrual loans are excluded in average loans.

     Interest income for the first quarter of 1999 increased 22.3% to $34.5 million from $28.2 million for the first quarter of 1998. This was primarily due to the significant increase in loans, the Company's highest yielding interest-earning asset, and investment securities. Loan volume increases were the result of the continuing economic improvement in the Company's market areas, as well as the addition of experienced relationship managers and significant business development efforts by the Company's relationship managers. The increase was partially offset by a decline in the yield earned on average interest-earning assets. Average interest-earning assets increased $402.0 million, or 31.5%, to $1.7 billion for the first quarter of 1999, compared to $1.3 million for the first quarter of 1998. Of this total increase, average loans increased $347.9 million, or 41.5%, to $1.2 billion, or 70.8% of average interest-earning assets, for the first quarter of 1999 from $839.3 million, or 65.3% of average interest-earning assets for the first quarter of 1998. Investment securities, Federal funds sold and other short-term securities, increased 12.4% to $489.7 million, or 29.2% of average interest-earning assets for the first quarter of 1999, from $435.6 million, or 34.2% of average interest-earning assets for the first quarter of 1998.

     The average yield on interest-earning assets declined 63 basis points to 8.33% for the first quarter of 1999 from 8.96% for the first quarter of 1998 primarily due to a decline in the average yield on loans. The average yield on loans declined 92 basis points to 9.39% for the first quarter of 1999 from 10.31% for the first quarter of 1998 primarily due to declines in market interest rates and increased competition for quality borrowers in the Company's market area

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Interest expense for the first quarter of 1999 increased 23.7% to $13.9 million from $11.3 million for the first quarter of 1998. This increase was due to increased volume of interest-bearing liabilities offset by lower interest rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased 33.0% to $1.4 billion for the first quarter of 1999 from $1.1 million for the first quarter of 1998 due primarily to the efforts of the Banks' relationship managers in generating core deposits from their client relationships.

     During the first quarter of 1999, average noninterest-bearing deposits increased to $285.8 million from $206.6 million for the first quarter of 1998. Due to that increase, noninterest-bearing deposits comprised 18.3% of total deposits at March 31, 1999, compared to 17.5% at March 31, 1998.

     As a result of the foregoing, the Company's interest rate spread declined to 4.29% for the first quarter of 1999 from 4.62% for the first quarter of 1998, and the net yield on interest-earning assets declined for the first quarter of 1999 to 4.96% from 5.38% for the first quarter 1998.

     PBC holds $89.6 million in one demand deposit account (the "Special Deposit"). The Special Deposit represents the proposed settlement of a class action lawsuit not involving the Company. Due to the uncertainty of the time the Special Deposit will remain with PBC, management has invested a significant portion of the funds from this deposit in agency securities with maturities of less than 90 days. The Company's net yield on interest earning assets was reduced by the Special Deposit. The average deposit balances related to the Special Deposit during the first quarter of 1999 and 1998 were $89.9 million and $91.6 million, respectively, on which the Company earned a spread of 1.76%. Excluding the Special Deposit, the first quarter 1999 and 1998 net yield on interest earning assets would have been 5.02% and 5.53%, respectively.
Excluding the Special Deposit, the first quarter 1999 and 1998 interest rate spread would have been 4.32% and 4.73%, respectively.

     Certain client service expenses were incurred by the Company with respect to its noninterest-bearing liabilities. These expenses include messenger services, check supplies and other related items and are included in operating expenses. Had they been included in interest expense, the impact of these expenses on the Company's net yield on interest-earning assets would have been as follows for each of the quarters presented.


                                                                     Three Months Ended March 31,
                                                                ------------------------------------
(Dollars in thousands)                                                1999                 1998
----------------------------------------------------------------------------------------------------
Average noninterest bearing demand deposits                        $  285,766           $  206,558
Client service expenses                                                   261                  157
Client service expenses, annualized                                      0.37%                0.31%

IMPACT ON NET YIELD ON INTEREST-EARNING ASSETS:
Net yield on interest-earning assets                                     4.96%                5.38%
Impact of client service expense                                        (0.06)%              (0.05)%
                                                                ------------------------------------
Adjusted net yield on interest-earning assets (1)                        4.90%                5.33%
                                                                ====================================

(1) Noninterest-bearing liabilities are included in cost of funds calculations to determine adjusted net yield of spread.

     The impact on the net yield on interest-earning assets is determined by offsetting net interest income by the cost of client service expense, which reduces the yield on interest-earning assets. The cost for client service expense reflects the Company's efforts to control its interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Provision for Loan Losses

     The provision for loan losses creates an allowance for future loan losses. The loan loss provision for each year is dependent on many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's market area. The Company performs a monthly assessment of the risk inherent in its loan portfolio, as well as a detailed review of each asset determined to have identified weaknesses. Based on this analysis, which includes reviewing historical loss trends, current economic conditions, industry concentrations and specific reviews of assets classified with identified weaknesses, the Company makes a provision for loan losses. Specific allocations are made for loans where the probability of a loss can be defined and reasonably determined. The balance of the provision for loan losses is based on historical data, delinquency trends, economic conditions in the Company's market area and industry averages. Annual fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses, and ultimate loan losses may vary from current estimates.

     The provision for loan losses for the first quarter of 1999 was $921,000, compared to $1.0 million for the first quarter of 1998. Although loans outstanding have increased substantially, nonperforming loans, comprised of nonaccrual loans, restructured loans, and accruing loans past due 90 days or more, declined from $4.3 million, or 0.50% of loans outstanding, at March 31, 1998, to $3.5 million or 0.28% of loans outstanding at March 31, 1999.

     For further information on nonperforming and classified loans and the allowance for loan losses, see--"Nonperforming and Classified Assets" herein.

Other Income

     Total other income increased to $2.6 million for the first quarter of 1999 compared to $2.1 million for the first quarter of 1998. The following table sets forth information by category of other income for the quarters indicated.


                                                     At and for the three month periods ended
                                          March 31,   December 31,   September 30,   June 30,    March 31,
                                        --------------------------------------------------------------------
(Dollars in thousands)                      1999         1998            1998          1998        1998
============================================================================================================
Trust fees                                $    721     $    664        $    642      $    617     $    550
ATM network revenue                            527          498             518           479          451
Service charges and other fees                 419          426             431           411          480
Gain on sale of SBA loans                      284          282             290           221          244
Gain on sale of investments, net               -            320               4            42            8
Other                                          602          597             294           415         (109)
                                        --------------------------------------------------------------------
  Total, recurring                           2,553        2,787           2,179         2,185        1,624
Warrant income                                   4          314             134           -            497
                                        --------------------------------------------------------------------
  Total                                   $  2,557     $  3,101        $  2,313      $  2,185     $  2,121
                                        ====================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The increase in other income for the first quarter of 1999 as compared to the same period in 1998 was primarily the result of a $171,000 increase in trust fees, $76,000 increase in ATM network revenue and a $40,000 increase in the gain on sale of SBA loans. The increase in trust fees was due to significant growth in assets under management by Greater Bay Trust Company. Trust assets increased to $630.8 million at March 31, 1999, compared to $576.3 million at March 31, 1998. The increase in the gain on sale of SBA loans was due to an increase in the origination and subsequent sale of SBA loans.

     Other other income for the first quarter of 1998 included a $484,000 write-down on equity securities in accordance with APB 18. Excluding the write-down on equity securities, other income would have been $291,000 for the first quarter of 1998.

     Other income in 1998 included warrant income of $497,000, net of related employee incentives. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period.

Operating Expenses

     The following table sets forth the major components of operating expenses for the quarters indicated.


                                                                         At and for the three month periods ended
                                                              March 31,   December 31,   September 30,   June 30,    March 31,
                                                            --------------------------------------------------------------------
(Dollars in thousands)                                          1999         1998            1998          1998        1998
================================================================================================================================
Compensation and benefits                                     $   7,169     $   6,537      $   6,587     $   6,363   $   6,098
Occupancy and equipment                                           2,355         1,908          1,852         1,778       1,638
Telephone, postage and supplies                                     593           578            474           435         497
Professional services and legal costs                               575           689            537           553         541
Marketing and promotion                                             407           876            409           385         165
Client services                                                     261           142            128           136         157
Directors' fees                                                     165           192            175           184         192
FDIC insurance and regulatory assessments                           100            92             93            83          97
Expenses on other real estate owned                                  21            (6)            43            (8)         23
Contribution to GBB Foundation                                        -           448            192             -         701
Other                                                             1,045         1,307          1,032           917       1,216
                                                            --------------------------------------------------------------------
   Total operating expenses, excluding merger costs           $  12,691     $  12,763      $  11,522     $  10,826   $  11,325
Merger costs                                                          -             -            537         1,974           -
                                                            --------------------------------------------------------------------
   Total operating expenses                                   $  12,691     $  12,763      $  12,059     $  12,800   $  11,325
                                                            ====================================================================
Efficiency ratio, excluding trust                                 53.65%        55.38%         55.64%        63.35%      58.83%
Efficiency ratio, excluding trust and before merger costs         53.65%        55.38%         53.01%        53.10%      58.83%
Total operating expenses to average assets*                        2.83%         2.99%          2.94%         3.44%       3.37%
Total operating expenses to average assets, before
  merger costs*                                                    2.83%         2.99%          2.81%         2.91%       3.37%

*Annualized


     Operating expenses totaled $12.7 million for the first quarter of 1999, compared to $11.3 million for the first quarter of 1998. The ratio of operating expenses to average assets was 2.83% for the first quarter of 1999 and 3.37% for the first quarter of 1998.

     The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

(or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio for the first quarter of 1999 was 55.46%, compared to 59.48% for the first quarter of 1998.

     As indicated by the improvements in the efficiency ratio and ratio of total operating expenses to average assets, the Company has been able to achieve increasing economies of scale. For the first quarter of 1999, average assets increased 33.4% from the first quarter of 1998, while operating expenses, excluding nonrecurring cost, increased only 12.1%.

     Compensation and benefits expenses increased for the first quarter of 1999 to $7.2 million, compared to $6.1 million for the first quarter of 1998. The increase in compensation and benefits is due primarily to the addition of personnel in the first quarter of 1999 to accommodate the growth of the Company.

     The increase in occupancy and equipment; telephone, postage, and supplies; professional services and legal costs; marketing and promotion; and client service expense was related to the growth in the Company's loans, deposits and assets.

Income Taxes

     The Company's effective income tax rate for the first quarter of 1999 was 39.0%, compared to 33.3% in the first quarter of 1998. The effective rates were lower than the statutory rate of 41.2% due to tax-exempt income on municipal securities, and were partially offset by the impact of merger and other related nonrecurring costs.

     For the first quarter of 1998, the Company was able to reduce its effective tax rate through the donation of appreciated warrants to the Foundation, as discussed above.

FINANCIAL CONDITION

     Total assets increased 46.7%, on an annualized basis to $1.9 billion at March 31, 1999, compared to $1.7 billion at December 31, 1998. The increase in the first quarter of 1999 was primarily due to increases in the Company's loan portfolio funded by growth in deposits.

Loans

     Total gross loans increased 52.0%, on an annualized basis, to $1.3 billion at March 31, 1999, compared to $1.1 billion at December 31, 1998. The increases in the loan volume in the first quarter of 1999 was primarily due to an improving economy in the Company's market areas coupled with the business development efforts of the Company's relationship managers.

     The Company's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in consumer loans. While no specific industry concentration is considered significant, the Company's lending operations are located in a market area that is dependent on the technology and real estate industries and supporting service companies. Thus, the Company's borrowers could be adversely impacted by a downturn in these sectors of the economy. This could, in turn, reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans, while also decreasing the Company's net interest margin.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table presents the composition of the Company's loan portfolio at the dates indicated.

                                                           March 31,                    December 31,
                                                              1999                          1998
                                                ------------------------------------------------------------
(Dollars in thousands)                               Amount            %             Amount         %
------------------------------------------------------------------------------------------------------------
Commercial                                          $  594,546        48.1%       $  483,668        44.3%
Real estate construction and land                      219,993        17.7           215,274        19.7
Real estate term                                       352,820        28.6           332,478        30.4
Consumer and other                                      96,469         7.8            88,458         8.1
                                                ------------------------------------------------------------
      Total loans, gross                             1,263,828       102.4         1,119,878       102.5
Deferred fees and discounts, net                        (4,903)       -0.4            (3,896)       -0.4
                                                ------------------------------------------------------------
      Total loans, net of deferred fees              1,258,925       101.9         1,115,982       102.1
Allowance for loan losses                              (24,046)       -1.9           (23,379)       -2.1
                                                ------------------------------------------------------------
      Total loans, net                              $1,234,879       100.0%       $1,092,603       100.0%
                                                ============================================================


Nonperforming and Classified Assets

     Management generally places loans on nonaccrual status when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is generally reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned ("OREO") consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                                        At and for the three month periods ended
                                                          March 31,     December 31,    September 30,    June 30,    March 31,
                                                      --------------------------------------------------------------------------
(Dollars in thousands)                                      1999            1998            1998           1998         1998
================================================================================================================================
Nonperforming loans
    Nonaccrual loans                                      $  2,992        $  2,003         $  3,061      $  3,903     $  3,325
    Accruing loans past due 90 days or more                    -               -                -              75          108
    Restructured loans                                         482             327              377           531          903
                                                      --------------------------------------------------------------------------
          Total nonperforming loans                          3,474           2,330            3,438         4,509        4,336
Other real estate owned                                        620             966              905         1,001        1,001
                                                      --------------------------------------------------------------------------
          Total nonperforming assets                      $  4,094        $  3,296         $  4,343      $  5,510     $  5,337
                                                      ==========================================================================

    Nonperforming assets to total loans
      and other real estate owned                             0.33%           0.30%            0.45%         0.60%        0.61%


     At March 31, 1999, the Company had $3.0 million in nonaccrual loans. Interest income foregone on nonaccrual loans outstanding totaled $67,000 and $100,000 for the three months ended March 31, 1999 and 1998, respectively.

     The Company records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings through a provision for losses on foreclosed property in the period in which they are identified. At March 31, 1999, OREO acquired through foreclosure had a carrying value of $620,000, compared to $1.1 million at December 31, 1998.

     The Company had $482,000 and $327,000 of restructured loans as of March 31, 1999 and December 31, 1998, respectively. There were no principal reduction concessions allowed on restructured loans during the first quarter of 1999 or 1998. Interest income from restructured loans totaled $9,000 and $4,000 for the three months ended March 31, 1999 and 1998. Foregone interest income, which totaled $8,000 and $3,000 for the three months ended March 31, 1999 and 1998, respectively, would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

     The policy of the Company is to review each loan in the portfolio to identify problem credits. There are three classifications for problem loans:
"substandard," "doubtful" and "loss." Substandard loans have one or more defined weaknesses and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance. A loan classified as "loss" is considered uncollectible and its continuance as an asset is not warranted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth the classified assets at the dates indicated.

                                                                        At and for the three month periods ended
                                                          March 31,     December 31,    September 30,    June 30,    March 31,
                                                      --------------------------------------------------------------------------
(Dollars in thousands)                                      1999            1998            1998           1998         1998
================================================================================================================================
Substandard                                           $  15,284        $  12,515        $  12,949     $   9,213   $   9,308
Doubtful                                                  1,019            1,188            1,266         1,041       1,096
Loss                                                        -                -                -             -            47
Other real estate owned                                     620              966              905         1,001       1,001
                                                      --------------------------------------------------------------------------
     Classified assets                                $  16,923        $  14,669        $  15,120     $  11,255   $  11,452
                                                      ==========================================================================

Classified assets to total loans and other real
  estate owned                                             1.34%            1.31%            1.57%         1.22%       1.31%
Allowance for loan losses to total classified assets     142.09%          159.38%          144.59%       175.55%     159.77%

     With the exception of these classified assets, management was not aware of any loans outstanding as of March 31, 1999 where the known credit problems of the borrower would cause management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in nonperforming or classified asset tables at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact that such an environment may have on the Company's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured loans, or other real estate owned in the future.

Allowance For Loan Losses

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in the Company's loan portfolio and economic conditions in the Company's market areas. See "Provision for Loan Losses" herein. The allowance is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged- off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth information concerning the Company's allowance for loan losses at the dates and for the quarters indicated.

                                                                            At and for the three month periods ended

                                                                 March 31,   December 31,   September 30,   June 30,   March 31,
                                                             ----------------------------------------------------------------------
(Dollars in thousands)                                             1999          1998            1998         1998         1998

===================================================================================================================================
Period end loans outstanding                                   $ 1,258,925    $ 1,115,982     $  962,203   $  921,767   $  872,180
Average loans outstanding                                      $ 1,184,161    $ 1,012,950     $  929,687   $  892,074   $  844,932
Allowance for loan losses:
Balance at beginning of period                                 $    23,379    $    21,862     $   19,758   $   18,297   $   18,032
Charge-offs:
      Commercial                                                      (224)           (53)           (52)         -           (734)
      Real estate construction and land                                -              -              -             (4)         -
      Real estate term                                                 -              -              -            -             (2)
      Consumer and other                                               (64)          (455)           (27)         (14)        (153)
                                                             ----------------------------------------------------------------------
          Total charge-offs                                           (288)          (508)           (79)         (18)        (889)
                                                             ----------------------------------------------------------------------

Recoveries:
      Commercial                                                        21             38            156           31          108
      Real estate construction and land                                -              -              -            -            -
      Real estate term                                                 -              -              -            -              1
      Consumer and other                                                13             46             33            1            9
                                                             ----------------------------------------------------------------------
          Total recoveries                                              34             84            189           32          118
                                                             ----------------------------------------------------------------------
      Net charge-offs                                                 (254)          (424)           110           14         (771)
Provision charged to income (1)                                        921          1,941          1,994        1,447        1,036
                                                             ----------------------------------------------------------------------
Balance at end of period                                       $    24,046    $    23,379     $   21,862   $   19,758   $   18,297
                                                             ======================================================================

Quarterly net charge-offs to average loans outstanding
  during the period, annualized                                       0.09%          0.17%         -0.05%       -0.01%        0.37%
Year to date net charge-offs to average loans outstanding
  during the period, annualized                                       0.09%          0.04%         -0.02%        0.00%        0.37%
Allowance as a percentage of average loans outstanding                2.03%          2.31%          2.35%        2.21%        2.17%
Allowance as a percentage of period end loans outstanding             1.91%          2.09%          2.27%        2.14%        2.10%
Allowance as a percentage of non-performing loans                   692.17%       1003.39%        635.89%      438.19%      421.98%

___________________

(1) Includes $113,000 in the third quarter of 1998 and $70,000 in the second quarter of 1998 to conform practices to the Company's reserve methodologies, which is included in mergers and related nonrecurring costs.


     Management considers changes in the size and character of the loan portfolio, changes in nonperforming and past due loans, historical loan loss experience, and the existing and prospective economic conditions when determining the adequacy of the allowance for loan losses. Although management believes that the allowance for loan losses is adequate to provide for both potential losses and estimated inherent losses in the portfolio, future provisions will be subject to continuing evaluations of the inherent risk in the portfolio and if the economy declines or asset quality deteriorates, additional provisions could be required.

     At March 31, 1999, the allowance for credit losses was $24.0 million, consisting of a $13.4 million allocated allowance and a $10.6 million unallocated allowance. The unallocated allowance is composed of two elements. The first element consists of an amount up to 20% of the allocated allowance which recognizes the model and estimation risk associated with the allocated allowances. The second element is based upon management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following conditions that existed at March 31, 1999:

     . Specific industry conditions within portfolio segments, particularly involving the high technology sector and the impact of foreign economic forces upon that sector;

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     .   Seasoning of the loan portfolio and growth in loan volumes;

     . The strength and duration of the current business cycle and existing general economic and business conditions affecting our key lending areas;

     . Credit quality trends, including trends in nonperforming loans expected to result from changes in existing conditions; and

     . The results of bank regulatory examinations and the findings of our internal credit examiners.

     The Officers' Loan Committee reviews these conditions quarterly in discussion with our senior relationship managers. If any of these conditions is evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's estimate of the effect of this condition may be reflected as an allocated allowance applicable to this credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the probable loss concerning this condition is reflected in the unallocated allowance.

     The allowance for credit losses is based upon estimates of probable losses inherent in the loan portfolio. The amount actually observed for these losses can vary significantly from the estimated amounts. Our methodology includes several features that are intended to reduce the differences between estimated and actual losses. The historical loss analysis, which reviews the losses over 1, 3 and 5 year periods, and evaluations of the current business cycle and economic conditions are used to establish the loan loss factors for problem graded loans which are designed to be self-correcting by taking into account our recent loss experience. Similarly, by basing the pass graded loan loss factors on historical loss experience, the methodology is designed to take our recent loss experience into account. Loan loss factors are adjusted quarterly based upon the level of net charge-offs expected by management in the next twelve months. Furthermore, our methodology permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgement, significant factors that affect the collectibility of the portfolio as the evaluation date are not reflected in the loss factors. By assessing the probable estimated losses inherent in the loan portfolio on a quarterly basis, we are able to adjust specific and inherent loss estimates based upon any more recent information that has become available.

     The Company recorded provisions in 1999 to bring the allowance for credit losses to a level deemed appropriate by management based upon management's application of the loan loss allowance methodology discussed above. In particular, in the assessment as of March 31, 1999, management focused on factors affecting elements of the high technology sector and the impact of foreign economic forces upon that sector, including seasoning of the loan portfolio coupled with growth in loan volumes and the strength and duration of the current business cycle coupled with existing general economic and business conditions affecting our key lending areas.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Liquidity and Cash Flow

     The objective of liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to allow the Banks to meet the needs of their clients while maintaining an appropriate balance between assets and liabilities to meet the return on investment expectations of its shareholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks utilize brokered deposit lines, sell securities under agreements to repurchase and borrow overnight federal funds. In 1997 the Company issued $20.0 million in Trust Preferred Securities ("TPS") to enhance its regulatory capital base, while also providing added liquidity. In 1998, the Company completed a second offering of TPS in an aggregate amount of $30.0 million. Greater Bay invested $15.0 million of the net proceeds in the Banks to increase their capital level. The Company intends to use the remaining net proceeds for general corporate purposes or to provide additional capital to the Banks, as it is needed. Under applicable regulatory guidelines, $37.7 million of the TPS qualifies as Tier I capital, and the remaining portion qualifies as Tier 2 capital. As the Company's shareholders' equity increases, the amount of the additional TPS that will count as Tier I capital will increase.

     Greater Bay is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of Greater Bay's revenues are obtained from management fees, interest received on its investments and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay. At March 31, 1999, the Banks had approximately $27.7 million in the aggregate available to be paid as dividends to Greater Bay. Management of Greater Bay believes that such restrictions will not have an impact on the ability of Greater Bay to meet its ongoing cash obligations. As of March 31, 1999, Greater Bay did not have any material commitments for capital expenditures. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay.

     Net cash provided by operating activities, consisting primarily of net income and increases in interest payable and other liabilities, totaled $11.3 million for the first quarter of 1999 and $16.6 million for the first quarter 1998. Cash used for investing activities totaled $160.0 million for the first quarter of 1999 and $79.6 million for the first quarter 1998. The funds used for investing activities primarily represent increases in loans and investment securities for each year reported.

     For the three months ended March 31, 1999, net cash provided by financing activities was $191.4 million, compared to $92.4 million for the first quarter of 1998. Historically, the primary financing activity of the Company has been through deposits. For the first quarter 1999 and 1998, deposit gathering activities generated cash of $196.9 million and $40.0 million, respectively. This represents a total of 102.8% and 43.3% of the financing cash flows for the first quarter of 1999 and 1998, respectively.

Capital Resources

     Shareholders' equity at March 31, 1999 increased to $113.2 million from $107.0 million at December 31, 1998. Greater Bay paid dividends of $0.12 and $0.40 per share during the three months ended March 31, 1999 and the twelve months ended December 31, 1998, respectively. In 1998, PBFC made a distribution of $227,000 to its shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company has provided a substantial portion of its capital requirements through the retention of earnings. The Company supplemented its capital base by issuing $30.0 million of TPS in 1998 and $20.0 million of TPS in 1997, which, subject to certain limitations, qualify as Tier 1 capital.

     A banking organization's total qualifying capital includes two components, core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, trust preferred securities and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, trust preferred securities, certain other capital instruments and term subordinated debt. The Company's major capital components are shareholders' equity and TPS in core capital, and the allowance for loan losses and subordinated debt in supplementary capital.

     At March 31, 1999, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter.

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal Reserve, the OCC and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company at March 31, 1999 and the two highest levels recognized under these regulations are as follows. These ratios all exceeded the well-capitalized guidelines shown below.

                                             Tier 1           Total
                             Leverage      Risk-Based       Risk-Based
                              Ratio       Capital Ratio    Capital Ratio
                           ------------  ---------------  ---------------
Company                           7.99%            9.45%           11.83%
Well-capitalized                  5.00%            6.00%           10.00%
Adequately capitalized            4.00%            4.00%            8.00%


     In addition, at March 31, 1999, each of the Banks had levels of capital that exceeded the well-capitalized guidelines.

     The Company anticipates that the economic and business conditions in its market areas will continue to expand in 1999, resulting in continued growth in earnings and deposits. To support this continuing growth or future acquisition opportunities, it may be necessary for the Company to raise additional capital through the sale of either debt or equity securities in order for the Company and each of the Banks to remain well-capitalized under applicable regulations.

Quantitative and Qualitative Disclosures about Market Risk

     The Company's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Company utilizes no derivatives to mitigate its credit risk, relying instead on loan review and an adequate loan loss reserve (see "--Allowance for Loan Losses" herein).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Company's Asset Liability Management Committee ("ALCO"), which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio values ("NPV") and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on NPV and net interest income.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in NPV in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to NPV and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, lengthen the effective maturities of certain interest-earning assets, and shorten the effective maturities of certain interest-bearing liabilities. The Company has focused its investment activities on securities with generally medium-term (7 years to 10 years) maturities or average lives. The Company has utilized short-term borrowings and deposit marketing programs to adjust the term to repricing of its liabilities.

     Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in NPV of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates of 100 basis points. The following table presents the Company's projected change in NPV for these rate shock levels as of March 31, 1999. All market rate sensitive instruments presented in this table are classified as either held to maturity or available for sale. The Company has no trading securities.

(Dollars in thousands)
Change in                                               Projected Change
                                                  ----------------------------
Interest Rates                          MVPE         Dollars      Percentage
------------------------------------------------------------------------------
100 basis point rise                $  191,611      $   7,956          4.3%
Base scenario                          183,655            -             -
100 basis point decline                175,885         (7,771)        (4.2)%

     The preceding table indicates that at March 31, 1999, in the event of a sudden and sustained decrease in prevailing market interest rates, the Company's NPV would be expected to decrease.

     NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

     Computation of forecasted effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should not be relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of the NPV. Certain assets, such as adjustable-rate loans, which represent one of the Company's loan products, have features which restrict changes in interest rate on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the NPV. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of significant interest rate increases.

Interest Rate Risk Management

     Interest rate risk management is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, four to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps.

     The following table shows interest sensitivity gaps for different intervals as of March 31, 1999.


                                                  Immediate  2 Days to  7 Months to  1 Year to  4 Years to  More than  Total Rate
                                                 or One Day   6 Months   12 Months   3 Years     5 Years     5 Years   Sensitive
                                                -----------------------------------------------------------------------------------
Assets                                                                         (Dollars in thousands)
   Cash and Due                                  $   10,911   $    -      $   -      $    -     $    -     $      -    $   10,911
   Federal Funds Sold                               106,400        -          -           -          -            -       106,400
   Investment Securities                                -      139,928     40,064      82,537     24,235      142,777     429,541
   Loans                                            741,588    334,252     42,183      53,980     30,245       51,934   1,254,182
   Allowance for Loan Losses/Unearned Fees              -          -          -           -          -            -           -
   Other Assets                                         -          -          -           -          -            -           -
                                                -----------------------------------------------------------------------------------
       Total Assets                              $  858,899   $474,180    $82,247    $136,517   $ 54,480   $  194,711  $1,801,034
                                                ===================================================================================

Liabilities and Equity
   Deposits                                      $1,014,010   $311,354    $36,024    $  8,089   $    672   $      -    $1,370,149
   Other Borrowings                                     -          501        134       2,000     70,000          -        72,635
   Trust Preferred Securities                           -          -          -           -          -         50,000      50,000
   Other Liabilities                                    -          -          -           -          -            -           -
   Shareholders Equity                                  -          -          -           -          -            -           -
                                                -----------------------------------------------------------------------------------
       Total Liab/Equity                         $1,014,010   $311,855    $36,158    $ 10,089   $ 70,672   $   50,000   $1,492,784
                                                ===================================================================================

Gap                                              $ (155,111)  $162,325    $46,089    $126,428   $(16,192)  $  144,711  $  308,250
Cumulative Gap                                   $ (155,111)  $  7,214    $53,303    $179,731   $163,539   $  308,250  $  616,500
Cumulative Gap/Total Assets                            -8.7%       0.4%       3.0%       10.1%       9.2%        17.3%       34.6%


                                                    Non-Rate
                                                   Sensitive        Total
                                                -----------------------------
Assets
   Cash and Due                                   $   68,334     $   79,245
   Federal Funds Sold                                    -          106,400
   Investment Securities                               5,900        435,441
   Loans                                               9,646      1,263,828
   Allowance for Loan Losses/Unearned Fees           (28,949)       (28,949)
   Other Assets                                       82,487         82,487
                                                -----------------------------
       Total Assets                               $  137,418     $1,938,452
                                                =============================

Liabilities and Equity
   Deposits                                       $  305,695     $1,675,844
   Other Borrowings                                      -           72,635
   Trust Preferred Securities                            -           50,000
   Other Liabilities                                  26,735         26,735
   Shareholders Equity                               113,238        113,238
                                                -----------------------------
       Total Liab/Equity                          $  445,668     $1,938,452
                                                =============================

Gap                                               $ (308,250)    $      -
Cumulative Gap                                    $      -       $      -
Cumulative Gap/Total Assets                              -              -

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The foregoing table indicates that the Company had a one year gap of $131 million, or 7.4% of total assets, at March 31, 1999. In theory, this would indicate that at March 31, 1999, $131 million more in assets than liabilities would reprice if there was a change in interest rates over the next 365 days. Thus, if interest rates were to increase, the gap would tend to result in a higher net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

     The impact of fluctuations in interest rates on the Company's projected next twelve month net interest income and net income has been evaluated through an interest rate shock simulation modeling analysis that includes various assumptions regarding the repricing relationship of assets and liabilities, as well as the anticipated changes in loan and deposit volumes over differing rate environments. As of March 31, 1999, the analysis indicates that the Company's net interest income would increase a maximum of 23.0% if rates rose 200 basis points immediately and would decrease a maximum of 23.2% if rates declined 200 basis points immediately. In addition, the results indicate that notwithstanding the Company's gap position, which would indicate that the net interest margin increases when rates rise, the Company's net interest margin increases during rising rate periods due to the basis risk imbedded in the Company's interest-bearing liabilities. The Company has revised the assumptions used in performing this analysis following a detailed review of its ALCO pricing history. As a result, the anticipated impact of interest rate changes on the Company's net interest income has increased since December 31, 1999.

     While the overall analysis indicates the probable impact of interest rate movements on the Company's net interest income, it does not take into consideration other factors that would impact this analysis. These factors would include management's and ALCO's actions to mitigate the impact to the Company and the impact of the Company's credit risk profile during periods of significant interest rate movements.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors and others, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates.

Year 2000 Compliance

     State of Readiness

     The Company has undertaken a major project to ensure that its internal operating systems will be fully capable of processing year 2000 transactions. This project is overseen by the Greater Bay Year 2000 Project Team (the "Year 2000 Project Team"), which reports monthly progress to the Company's Board of Directors.

     The Company is determining the potential impact of the year 2000 on the ability of the Company's computerized information systems to accurately process information that may be date-sensitive. Any of the Company's programs that recognize a date using "00" as the year 1900 rather than the year 2000 could result in errors or system failures. The Company utilizes a number of computer programs across its entire operation.

     The initial phase of the project was to assess and identify all internal business processes requiring modification and to develop comprehensive renovation plans as needed. This phase was largely completed in mid-1998. The second phase was to execute those renovation plans and begin testing systems by simulating year 2000 data conditions. This phase was largely completed in 1998. Testing and implementation is planned to be completed during the first half of 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company relies upon third-party software vendors and service providers for substantially all of its electronic data processing and does not operate any proprietary programs which are critical to the Company's operations. Thus, the focus of the Company is to monitor the progress of its primary software providers towards compliance with year 2000 issues and prepare to test actual data of the Company in simulated processing of future sensitive dates.

     As well as evaluating its own internal operating systems, the Company has also initiated discussions with its major customers and suppliers as to their ability to meet year 2000 requirements. The Year 2000 Project Team previously has identified and sought information from significant third party suppliers regarding their year 2000 compliance. Suppliers providing system interdependencies also have been identified, and testing with such suppliers also will occur during this phase of the project. The Year 2000 Project Team continues to work with all targeted suppliers to determine their year 2000 status. As of this time, the Year 2000 Project Team has not identified any significant issues with the identified suppliers.

     The Company also has identified customers who have a material relationship with the Company and requested such customers to complete a year 2000 survey, which will be used by the Company to assess the overall risk to the Company resulting from such customers' year 2000 compliance.

     Costs to Address the Year 2000 Issue

     The Company has budgeted an anticipated total expenditure of $300,000 in 1999 to ensure that its systems are ready for processing information in the year 2000. The Company estimates that it has incurred out-of-pocket expenses of approximately $118,000 and $146,000 in the three months ended March 31, 1999 and the year ended December 31, 1998 in connection with year 2000 issues. In addition, the Company has incurred certain costs relating to reallocation of internal resources to address year 2000 issues. The Company expects that the cost of remedial action for its noncompliant year 2000 systems will not be material.

     Greater Bay completed the Awareness and Assessment Phases, as defined by the FFIEC, for its computer systems and bank facilities in 1998 and continues to update its assessment as needed. We have identified our mission-critical systems, assessed the state of Year 2000 compliance of those systems and implemented a plan to repair or replace non-compliant systems. The Company currently believes that costs of addressing Year 2000 issues will not have a material adverse impact on the Company's financial position. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. In order to assure that this does not occur, the Company plans to devote all resources required to resolve any significant year 2000 issues in a timely manner.

     Risks Presented by the Year 2000 Issue

     As the Company continues to assess the year 2000 issue, it may identify systems that present a year 2000 risk. In addition, if any third-party software vendors and service providers upon whom the Company relies fail to appropriately address their year 2000 issues, such failure could have a material adverse effect on the Company's business, financial condition and operating results.

     Should the Company and/or its significant suppliers fail to timely identify, address and correct material year 2000 issues, such failure could have a material adverse impact on the Company's ability to operate. The range of adverse impacts may include the requirement to pay significant overtime to manually process certain transactions and added costs to process certain banking activity through a centralized administrative function. In addition, if corrections made by such suppliers to address year 2000 issues are incompatible with the Company's systems, the year 2000 issue could have a material adverse impact on the Company's operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Despite the Company's activities in regards to the year 2000 issue, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Company's business, financial condition, results of operations and business prospects.

     Contingency Plans

     The Year 2000 Project Team currently is in the process of developing contingency plans for year 2000 readiness. The Company has engaged a third party company, which specializes in developing contingency plans for financial institutions for year 2000, to assist the Company in analyzing the impact of year 2000 on its business. This business impact analysis was completed in 1998 and the Company's contingency plans for year 2000 readiness currently are substantially complete. There can be no assurance, however, that such contingency plans will be successful.

Recent Events

     On April 30, 1999 the Company and Bay Commercial Services, the parent of Bay Bank of Commerce, signed a definitive agreement for a merger between the two companies. The agreement provides for Bay Commercial Services shareholders to receive approximately 943,000 shares of Greater Bay stock subject to the approval of Bay Commercial Services shareholders and certain adjustments based on movements in the Company's stock price, in a tax-free exchange to be accounted for as a pooling-of-interests. Following the transaction, the shareholders of Bay Commercial Services will own approximately 11.9% of the combined company. The transaction is expected to be completed in the fourth quarter of 1999 subject to regulatory approvals. As of March 31, 1999, Bay Commercial Services had $145.9 million in assets, $134.0 million in deposits, and $12.0 million in shareholders' equity. Bay Bank of Commerce has banking offices in San Leandro, San Ramon and Hayward, California. The combined Company, on a pro-forma basis after giving effect to the merger of Bay Area Bancshares and Bay Commercial Services, would have had total assets of approximately $2.1 billion and equity of over $125.0 million at March 31, 1999.

     The transaction is anticipated to be accretive to the Company's core earnings (excluding one-time merger costs) in 1999 based on anticipated reductions in operating expenses and revenue enhancements resulting from an expanded product line, increased lending capacity and an increased market awareness that can be utilized by Bay Commercial Services. Management believes that significant opportunities exist to enhance the spectrum of financial services offered to both existing and future clients of Bay Commercial Services while also increasing market penetration in the East Bay market areas.

Recent Accounting Developments

     In April 1999, the Financial Accounting Standards Board ("FASB") reached tentative conclusions on the future of the pooling-of-interests method of accounting for business combinations. These tentative decisions include the decision that the pooling-of-interests method of accounting will no longer be an acceptable method to account for business combinations between independent parties and that there should be a single method of accounting for all business combinations, and that method is the purchase method.

     The FASB agreed that the purchase method should be applied prospectively to business combination transactions that are initiated after the final standard is issued. The FASB has indicated that it expects an exposure draft to be issued during the third quarter of 1999 and expects a final standard will be issued and become effective in the fourth quarter of 2000.

     A portion of the Company's business strategy is to pursue acquisition opportunities so as to expand its market presence and maintain growth levels. A change in the accounting for business combinations could have a negative impact on the Company's ability to realize those business strategies.